Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
     Agreement and Plan of Merger adopted by Candeub, Fleissig & Associates, Inc., a business corporation organized under the laws of the State of Delaware, by resolution of its Board of Directors on July 26, 2004, and adopted by Espre Solutions, Inc., a business corporation organized under the laws of Texas, by resolution of its Board of Directors on July 26, 2004. The names of the corporations planning to merge are Candeub, Fleissig & Associates, Inc., a business corporation organized under the laws of the State of Delaware and Espre Solutions, Inc., a business corporation organized under the laws of Texas. The name of the surviving corporation into which Espre Solutions, Inc., a Texas corporation, plans to merge is Candeub, Fleissig & Associates, Inc., a Delaware corporation.
     1. Candeub, Fleissig & Associates, Inc., a Delaware corporation, and Espre Solutions, Inc., a Texas corporation, shall, pursuant to the provisions of the Delaware General Corporation Law and pursuant to the provisions of the jurisdiction or organization of Espre Solutions, Inc., a Texas corporation, be merged with and into a single corporation, to wit, Candeub, Fleissig & Associates, Inc., a Delaware corporation, which shall be the surviving corporation at the effective time and date of the merger and which is sometimes hereinafter referred to as the Asurviving corporation,@ and which shall continue to exist as said surviving corporation under Candeub, Fleissig & Associates, Inc., pursuant to the provisions of the laws of the jurisdiction of its organization. The separate existence of Espre Solutions, Inc., a Texas corporation, which is sometimes hereinafter referred to as the Anon-surviving corporation,@ shall cease at the effective time and date of the merger in accordance with the provisions of the Texas Business Corporation Act.
     2. The present Articles of Incorporation of the surviving corporation shall be the Articles of Incorporation of said surviving corporation and said Articles of Incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the laws of the jurisdiction of organization of the surviving corporation.
     3. The present bylaws of the surviving corporation will be the bylaws of said surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the laws of the jurisdiction of organization of the surviving corporation.
     4. The directors and officers in office of the surviving corporation at the effective time and date of the merger shall be the members of the Board of Directors and the officers of the surviving corporation, all of whom shall hold their respective offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of the surviving corporation.

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     5. Each issued share of the non-surviving corporation immediately before the effective time and date of the merger shall be converted as follows:
     Seven Million Four Hundred Thousand (7,400,000) shares held by the shareholders (other than Financial Freedom Home Buyers, Inc., a Florida corporation) of the non-surviving corporation shall be converted into 9,686,500 shares of the surviving corporation and 2,600,000 shares held by Financial Freedom Home Buyers, Inc., a Florida corporation, shall be converted into 3,403,365 shares of common stock of the surviving corporation. The issued shares of the surviving corporation shall not be converted or exchanged in any manner, but each said share which is issued at the effective time and date of the merger shall continue to represent one issued share of the surviving corporation.
     6. The Agreement and Plan of Merger herein made and approved shall be submitted to the shareholders of the non-surviving corporation and to the shareholders of the surviving corporation for their approval or rejection in the manner prescribed by the provisions of the Texas Business Corporation Act and of the laws of the jurisdiction of organization of the surviving corporation.
     7. In the event that the Agreement and Plan of Merger shall have been approved by the shareholders entitled to vote of the non-surviving corporation and by the shareholders entitled to vote of the surviving corporation in the manner prescribed by the provisions of the Texas Business Corporation Act and of the laws of the jurisdiction of organization of the surviving corporation, the non-surviving corporation and the surviving corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Texas and by the laws of the jurisdiction of organization of the surviving corporation and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.
     8. The Board of Directors and the proper officers of the non-surviving corporation and the Board of Directors and the proper officers of the surviving corporation, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement and Plan of Merger or of the merger herein provided for.
     9. The surviving corporation will be responsible for the payment of all fees and franchise taxes required by law of the surviving corporation and the non-surviving corporation, and the surviving corporation will be obligated to pay such fees and franchise taxes if the same are not timely paid by the non-surviving corporation.

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Executed on July 26, 2004	CANDEUB, FLEISSIG & ASSOCIATES, a Delaware corporation
	By:	/s/ Michael Bokzam
Michael Bokzam, President

ESPRE SOLUTIONS, INC., a Texas corporation
	By:	/s/ Peter Ianace
Peter Ianace, President

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